EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Stanley Works Reports Fourth Quarter 2003 Results

18% Sales Growth; Record $186 Million Free Cash Flow

New Britain, Connecticut, January 28, 2004 … The Stanley Works (NYSE: SWK) announced that fourth quarter 2003 net income was $35 million, or 42¢ per fully diluted share, vs. 20¢ in 2002. Such earnings include pre-tax charges totaling $38 million, or 31¢ per fully diluted share in 2003 and $28 million, or 21¢ per fully diluted share in 2002. Aside from these charges, fourth quarter 2003 earnings per fully diluted share were 73¢ (vs. 42¢ last year), surpassing company estimates of 68-71¢ provided in the company’s pre-release on December 8, 2003, and representing the highest quarterly earnings level in the company’s history. Included in both reported earnings and earnings aside from charges were $4 million, or 4¢ per fully diluted share, of earnings from discontinued operations – the residential entry door business held for sale to Masonite Corporation.

Net sales from continuing operations were $728 million, up 18% over last year. Sales of the discontinued operation were $51 million vs. $47 million last year. Combined sales of the discontinued and continuing operations were $779 million, up 18% over last year and, exclusive of the effects of the Best Access Systems acquisition, such sales increased 12%. Double-digit percentage sales growth was achieved in hand tools, access technologies, assembly technologies, consumer hardware and ZAG storage. Sales growth was broad-based across virtually all of the company’s business units:

➢	U.S. hand tool demand was robust in all channels, on the strength of new products, strong promotional activity and excellent fill rate performance.

➢	Proto industrial mechanics tools benefited from recent share gains and improved demand associated with better economic conditions.

➢	Consumer mechanics tool sets were successfully launched in the mass merchant channel.

➢	Fastening systems experienced strong sales growth in the industrial and home center channels, in both tools and fasteners.

➢	Within Stanley Security Solutions, Access Technologies delivered double-digit percentage sales growth for the third consecutive quarter, benefiting from its growing service business and share gains at national accounts.

➢	Mac Tools achieved positive sales growth despite the exit of the Mac Direct business model, which was executed in the second quarter, via growth of its traditional independent distributor base.

➢	Assembly Technologies realized high double-digit percentage sales growth on strong share gains and increased capital spending by its customers.

➢	European and Asian sales continue to benefit from the weaker U.S. dollar.

Joseph J. DeAngelo, Executive Vice President and President – Tools Group stated: “Intense customer focus by each of our business teams has allowed us to consistently gain market share in recent quarters. Our flow of innovative new products, excellent fill rates, exciting marketing programs and somewhat improved economic conditions have driven increased orders and corresponding sell-through at all accounts. Jim Loree and I are proud of the team and the pace at which their morale and momentum continue to build.”

For the full year 2003 sales from continuing operations were $2,678 million versus $2,384 million last year, an increase of 12%. Including the sales of the discontinued entry doors operation, total sales of $2,860 million were 10% higher than in 2002. Aside from the impacts of the Best Access Systems acquisition, total sales increased 1%.

Full year net income was $108 million, or $1.27 per fully diluted share, versus $185 million, or $2.10 in 2002. Such earnings include pre-tax charges totaling $120 million, or 96¢ per fully diluted share in 2003 and $18 million or 21¢ per share in 2002.

Exclusive of charges and credits, net income was $189 million versus $204 million last year, and earnings per fully diluted share of $2.23 were 3% below 2002. Included in both reported earnings and earnings aside from charges were $11 million in 2003 and $15 million in 2002 of earnings from the discontinued residential entry door business.

In December, the company projected free cash flow (before dividends) of at least $100 million in the fourth quarter and $340 million for the year. Actual free cash flow was $186 million in the fourth quarter and $425 million for the year, surpassing the 2002 record free cash flow of $233 million.

Working capital reductions were approximately $94 million in the fourth quarter, as inventory and accounts receivable were closely managed and declined approximately $47 million each despite an 18% sales increase, while exceptionally high customer fill rates were delivered.

James M. Loree, Executive Vice President and Chief Financial Officer, commented: “Joe DeAngelo and I are very pleased with Stanley’s fourth quarter financial performance on all fronts, including sales growth, earnings per share, cash generation and working capital management. Our business teams across the company are executing effectively and most markets we serve are improving as well.

“The strong cash generation is especially important as we pursue the repositioning of our portfolio into more attractive, faster growing markets. Strong cash generation enables us to achieve three important objectives: (1) continuing to pay a secure, attractive dividend; (2) de-levering the company to levels consistent with our debt rating objectives; and (3) continuing to pursue the repositioning of our portfolio of businesses. In the fourth quarter we made progress toward all of these objectives.”

Fourth quarter gross margin of $232 million (31.8% of sales) increased 320 bps over $176 million (28.6% of sales) in 2002. On a basis including entry doors and aside from charges discussed below, gross margin was 32.7%, an improvement of 170 bps over 31.0% last year. Contributing to this improvement were numerous factors including the following: (1) costs incurred in 2002 related to a flawed facility closure did not recur in 2003; (2) the full-quarter inclusion of Best Access Systems and (3) the impacts of the aforementioned higher sales volumes.

Selling, general and administrative (“SG&A”) expenses were $158 million in the fourth quarter vs. $139 million in last year. Exclusive of charges and including discontinued operations, SG&A expenses of $155 million (19.9% of sales) were $13 million above fourth quarter 2002 levels, reflecting the inclusion of Best Access Systems’ expenses. As a percentage of sales, SG&A expenses declined 160 bps from prior year levels, led by the lower expenses of Mac Tools achieved through the termination of the Mac Direct business model. Resulting operating margin, including discontinued operations and aside from charges, was 12.8% versus 9.6% in 2002, an improvement of 320 basis points.

Tools segment sales increased 12% to $540 million. Operating margin was 9.7% versus 5.0% in 2002 and, exclusive of charges, 13.3% versus 9.0% in 2002, reflecting the benefits of the increased volume, the absence of facility closure costs incurred last year, the successful achievement of planned productivity savings and improved profitability of Mac Tools.

Doors segment sales from continuing operations increased 43% to $188 million. Organic sales – aside from the impact of Best Access — increased 13%, as both the consumer hardware and access technologies businesses delivered double-digit percentage growth. Operating margin including discontinued operations improved to 11.5% vs. 11.0% last year, reflecting the inclusion of Best Access and benefits of the higher sales volumes.

Net interest was $7 million, unchanged from last year, as favorable interest rates offset the effects of higher borrowings. Other net expenses increased to $9 million, exclusive of special charges, versus $3 million last year, due primarily to litigation settlement costs of $3 million and a $3 million write-off of an investment, among other items.

As the company previously indicated in December, it accelerated certain projects from its Operation 15 initiative into the fourth quarter. This was solely a timing change, and the company announced today that all charges anticipated by Operation 15 were incurred in 2003 and no further such charges are expected in 2004. Thus the incurrence of charges related to this program has been completed, two quarters earlier than originally expected and the company expects to report only GAAP earnings, including and excluding discontinued operations, in 2004.

Total charges from this program were approximately $108 million, at the high end of the range previously communicated. The company expects to meet or exceed its previously stated objective of $100 million of annualized savings.

The company incurred charges totaling $38 million, or 31¢ per fully diluted share in the fourth quarter. These charges include impairment of certain fixed assets and inventories in connection with the planned closure of a distribution facility in the U.S. and other impairments and severance related to cost reduction initiatives. A full reconciliation of earnings excluding charges to reported earnings is included within this press release.

Reported results within this press release for the fourth quarters and full years 2003 and 2002 are supplemented with related amounts and percentages that exclude restructuring costs, impairment charges and other costs, and include the results of discontinued operations. Management believes these supplemental financial measures provide useful information by removing the effect of variances in reported results that are not indicative of fundamental changes in the company’s earnings capacity. Reconciliations of such supplemental amounts to comparable GAAP-based earnings are provided within this press release. Free cash flow is defined as cash flow from operations less capital investments; the company believes this is an important measure of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners.

The company has scheduled a conference call with investors for 11am EST this morning to discuss the matters detailed above. The call is accessible by telephone at (800) 267-8424 and from outside the U.S. at (706) 634-0695; also, via the Internet at www.stanleyworks.com by selecting “Investor Relations”. A replay will also be available two hours after the call and can be accessed at 800-642-1687 by entering the conference identification number 4970276.

Contact: Gerry Gould, Vice President—Investor Relations at (860) 827-3833 / ggould@ stanleyworks.com

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools, hardware and security solutions for professional, industrial and consumer use. More information about The Stanley Works, including corporate press releases, can be found at http://www.stanleyworks.com.

This press release contains forward-looking statements. Cautionary statements accompanying these forward-looking statements are set forth, along with this news release, in a Form 8-K filed with the Securities and Exchange Commission today.

THE STANLEY WORKS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, Millions of Dollars Except Per Share Amounts)

	Fourth Quarter		Year to Date
	2003	2002	2003	2002
NET SALES	$727.7	$614.3	$2,678.1	$2,383.6
COSTS AND EXPENSES
Cost of sales	496.1	438.5	1,785.3	1,593.7
Selling, general and administrative	157.5	138.7	637.8	525.7
Interest - net	6.8	7.2	28.3	24.4
Other - net	9.0	11.0	40.5	(9.0)
Restructuring charges and asset impairments	17.4	—	53.2	—

	686.8	595.4	2,545.1	2,134.8

EARNINGS FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	40.9	18.9	133.0	248.8
Income taxes	9.8	4.7	36.3	78.5

NET EARNINGS FROM CONTINUING OPERATIONS	$31.1	$14.2	$96.7	$170.3

EARNINGS FROM DISCONTINUED OPERATIONS	3.6	3.9	11.2	14.7

NET EARNINGS	$34.7	$18.1	$107.9	$185.0

NET EARNINGS PER SHARE OF COMMON STOCK
Basic	$0.43	$0.21	$1.28	$2.14

Diluted	$0.42	$0.20	$1.27	$2.10

DIVIDENDS PER SHARE	$0.26	$0.26	$1.03	$0.99

AVERAGE SHARES OUTSTANDING (in thousands)
Basic	81,514	87,906	84,143	86,453

Diluted	82,572	89,007	84,839	88,246

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THE STANLEY WORKS AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, Millions of Dollars)

	January 3, 2004	December 28, 2002
ASSETS
Cash and cash equivalents	$204.4	$121.7
Accounts receivable	503.8	536.1
Inventories	377.1	408.6
Other current assets	98.8	97.8
Assets held for sale	37.9	47.0

Total current assets	1,222.0	1,211.2

Property, plant and equipment	413.3	474.1
Goodwill and other intangibles	639.0	544.9
Other assets	145.2	188.0

	$2,419.5	$2,418.2

LIABILITIES AND SHAREOWNERS’ EQUITY
Short-term borrowings	$157.7	$148.7
Accounts payable	240.2	238.9
Accrued expenses	326.3	266.5
Liabilities held for Sale	29.2	27.9

Total current liabilities	753.4	682.0

Long-term debt	534.5	563.2
Other long-term liabilities	270.3	189.2
Shareowners’ equity	861.3	983.8

	$2,419.5	$2,418.2

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THE STANLEY WORKS AND SUBSIDIARIES

SUMMARY OF CASH FLOW ACTIVITY

(Unaudited, Millions of Dollars)

	Fourth Quarter		Year to Date
	2003	2002	2003	2002
OPERATING ACTIVITIES
Earnings from continuing operations	$31.1	$14.2	$96.7	$170.3
Depreciation and amortization	20.2	22.0	84.1	69.0
Restructuring charge	17.4	—	53.2	—
Changes in working capital	94.6	21.9	71.6	(11.0)
Other	25.2	3.4	136.4	20.8

Net cash provided by operating activities	188.5	61.5	442.0	249.1

INVESTING AND FINANCING ACTIVITIES
Capital and software expenditures	(10.9)	(7.8)	(37.9)	(47.7)
Business acquisitions/dispositions	(1.3)	(322.8)	(18.1)	(344.6)
Cash dividends on common stock	(21.1)	(22.8)	(86.1)	(85.6)
Other	(129.3)	266.2	(238.1)	201.7

Net cash used in investing activities	(162.6)	(87.2)	(380.2)	(276.2)

Net cash provided (used) by continuing operations	25.9	(25.7)	61.8	(27.1)
Net cash provided by discontinued operations	8.9	14.8	20.9	33.6

Increase (Decrease) in Cash and Cash Equivalents	34.8	(10.9)	82.7	6.5
Cash and Cash Equivalents, Beginning of Period	169.6	132.6	121.7	115.2

Cash and Cash Equivalents, End of Period	$204.4	$121.7	$204.4	$121.7

Free Cash Flow Computation
Operating Cash Flow	$188.5	$61.5	$442.0	$249.1
less: capital and software expenditures	(10.9)	(7.8)	(37.9)	(47.7)

Free Cash Flow from Continuing Operations (before dividends)	$177.6	$53.7	$404.1	$201.4

Entry Doors free cash inflow (outflow) - business will be sold in 2004	8.4	12.6	20.8	31.4

Free Cash Flow	$186.0	$66.3	$424.9	$232.8

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THE STANLEY WORKS AND SUBSIDIARIES

Consolidated Statements of Operations and Business Segment Information

Reconciliation to GAAP Earnings

Fourth Quarter 2003 vs. 2002

(Unaudited, Millions of Dollars Except Per Share Amounts)

	2003				2002
	Pro-forma Excludes Charges, Includes Discontinued Operations	Discontinued Operations	(a)	Reported	(c)	Discontinued Operations	(b)	(b), (c)
			Charges		Pro-forma Excludes Charges, Includes Discontinued Operations		Special Charges and Credits	Reported
Net sales	$778.8	$51.1	$—	$727.7	$662.2	$47.4	$(0.5)	$614.3
Cost of sales	524.1	40.6	12.6	496.1	456.6	35.8	17.7	438.5

Gross margin	254.7	10.5	(12.6)	231.6	205.6	11.6	(18.2)	175.8
	32.7%			31.8%	31.0%			28.6%
Selling, general & administrative expenses	155.3	4.8	7.0	157.5	142.3	5.1	1.5	138.7

	19.9%			21.6%	21.5%			22.6%
Subtotal	99.4	5.7	(19.6)	74.1	63.3	6.5	(19.7)	37.1
	12.8%			10.2%	9.6%			6.0%
Interest, net	6.7	(0.1)	—	6.8	7.4	0.2	—	7.2
Other, net	8.5	0.1	0.6	9.0	2.9	—	8.1	11.0
Restructuring and asset impairment charges	—	—	17.4	17.4	—	—	—	—

Earnings from continuing operations before income taxes	84.2	5.7	(37.6)	40.9	53.0	6.3	(27.8)	18.9
Income taxes	23.9	2.1	(12.0)	9.8	16.0	2.4	(8.9)	4.7

	28.4%			24.0%	30.2%			24.9%
Net earnings from continuing operations	$60.3	$3.6	$(25.6)	$31.1	$37.0	$3.9	$(18.9)	$14.2
Earnings from discontinued operations	—	(3.6)	—	3.6	—	(3.9)	—	3.9

Net earnings	$60.3	$—	$(25.6)	$34.7	$37.0	$—	$(18.9)	$18.1

Average shares outstanding (diluted, in thousands)	82,572	82,572	82,572	82,572	89,007	89,007	89,007	89,007
Earnings per share (diluted)	$0.73	$—	$(0.31)	$0.42	$0.42	$—	$(0.21)	$0.20

BUSINESS SEGMENTS
Net sales
Tools	$540.1	$—	$—	$540.1	$483.3	$—	$(0.5)	$482.8
Doors	238.7	51.1	—	187.6	178.9	47.4	—	131.5

Consolidated	$778.8	$51.1	$—	$727.7	$662.2	$47.4	$(0.5)	$614.3

Subtotal
Tools	$72.0	$—	$(19.4)	$52.6	$43.6	$—	$(19.7)	$23.9
Doors	27.4	5.7	(0.2)	21.5	19.7	6.5	—	13.2

Consolidated	$99.4	$5.7	$(19.6)	$74.1	$63.3	$6.5	$(19.7)	$37.1

Interest, net	6.7	(0.1)	—	6.8	7.4	0.2	—	7.2
Other, net	8.5	0.1	0.6	9.0	2.9	—	8.1	11.0
Restructuring and asset impairment charges	—	—	17.4	17.4	—	—	—	—

Earnings before income taxes	$84.2	$5.7	$(37.6)	$40.9	$53.0	$6.3	$(27.8)	$18.9

(a)	Includes $37.6 million of pre-tax Operation 15 restructuring costs, asset impairment charges and other exit costs. Aggregate restructuring charges of $17.4 million include the following: $11.5 million attributable to asset impairments, $3.4 million in severance and related benefits for headcount reductions pertaining to Operation 15 initiatives, and $2.5 million other. Cost of sales reflects a $12.6 million inventory charge associated with the planned closure of a U.S. distribution facility. Costs of $7.0 million and $0.6 million related to the Mac Direct retail channel exit and other Operation 15 costs are classified in SG&A and Other, net, respectively.
(b)	2002 Charges include the following: a fourth quarter $22.2 million, or $0.17 per share, charge related to (1) a reassessment of Mac Tools’ retail inventory and accounts receivable valuations as a result of a new retail control system; (2) an inventory valuation adjustment in Fastening Systems associated with recent cost estimation process improvements; (3) a fixed asset impairment related primarily to domestic plant consolidation.

2002 Special Charges also include $5.6 million pre-tax, or $0.04 per share, of accounting corrections related primarily to expense capitalization and depreciation which arose in prior years and account for the difference between earnings set forth in these financial statements and unaudited amounts included in the Company’s January 24, 2003 earnings release. These costs were classified within the 2002 Consolidated Statement of Operations as follows: (i) Sales—$0.5 million; (ii) Cost of sales—$4.4 million; and (iii) Other, net—$0.7 million.

(c)	2002 fourth quarter results of operations include $8.7 million, or $0.07 per share, of the $11.3 million YTD total environmental income arising from a settlement with an insurance carrier.

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THE STANLEY WORKS AND SUBSIDIARIES

Consolidated Statements of Operations and Business Segment Information

Reconciliation to GAAP Earnings

Year 2003 vs. 2002

	2003				2002
	Pro-forma Excludes Charges, Includes Discontinued Operations	Discontinued Operations	(a)	Reported	(c)	Discontinued Operations	(b)	(b), (c)
			Charges		Pro-forma Excludes Charges, Includes Discontinued Operations		Special Charges and Credits	Reported
Net sales	$2,860.3	$182.2	$—	$2,678.1	$2,593.5	$209.4	$(0.5)	$2,383.6
Cost of sales	1,909.7	144.0	19.6	1,785.3	1,739.5	163.5	17.7	1,593.7

Gross margin	950.6	38.2	(19.6)	892.8	854.0	45.9	(18.2)	789.9
	33.2%			33.3%	32.9%			33.1%
Selling, general & administrative expenses	619.2	$18.6	37.2	637.8	537.3	21.5	9.9	525.7

	21.6%			23.8%	20.7%			22.1%
Subtotal	331.4	19.6	(56.8)	255.0	316.7	24.4	(28.1)	264.2
	11.6%			9.5%	12.2%			11.1%
Interest, net	28.7	0.4	—	28.3	24.5	0.1	—	24.4
Other, net	32.5	1.5	9.5	40.5	1.9	0.6	(10.3)	(9.0)
Restructuring and asset impairment charges	—	—	53.2	53.2	—	—	—	—

Earnings from continuing operations before income taxes	270.2	17.7	(119.5)	133.0	290.3	23.7	(17.8)	248.8
Income taxes	81.0	6.5	(38.2)	36.3	86.4	9.0	1.1	78.5

	30.0%			27.3%	29.8%			31.6%
Net earnings from continuing operations	$189.2	$11.2	$(81.3)	$96.7	$203.9	$14.7	$(18.9)	$170.3
Earnings from discontinued operations	—	(11.2)	—	11.2	—	(14.7)	—	14.7

Net earnings	$189.2	$—	$(81.3)	$107.9	$203.9	$—	$(18.9)	$185.0

Average shares outstanding (diluted, in thousands)	84,839	84,839	84,839	84,839	88,246	88,246	88,246	88,246
Earnings per share (diluted)	$2.23	$—	$(0.96)	$1.27	$2.31	$—	$(0.21)	$2.10

BUSINESS SEGMENTS
Net sales
Tools	$1,975.2	$—	$—	$1,975.2	$1,955.1	$—	$(0.5)	$1,954.6
Doors	885.1	182.2	—	702.9	638.4	209.4	—	429.0

Consolidated	$2,860.3	$182.2	$—	$2,678.1	$2,593.5	$209.4	$(0.5)	$2,383.6

Subtotal
Tools	$218.1	$—	$(54.6)	$163.5	$236.7	$—	$(27.5)	$209.2
Doors	113.3	19.6	(2.2)	91.5	80.0	24.4	(0.6)	55.0

Consolidated	$331.4	$19.6	$(56.8)	$255.0	$316.7	$24.4	$(28.1)	$264.2

Interest, net	28.7	0.4	—	28.3	24.5	0.1	—	24.4
Other, net	32.5	1.5	9.5	40.5	1.9	0.6	(10.3)	(9.0)
Restructuring and asset impairment charges	—	—	53.2	53.2	—	—	—	—

Net earnings from continuing operations before income taxes	$270.2	$17.7	$(119.5)	$133.0	$290.3	$23.7	$(17.8)	$248.8

(a)	Includes $119.5 million of pre-tax Operation 15 restructuring costs, asset impairment charges, other exit costs and Chief Executive Officer (CEO) retirement costs. Aggregate charges of $52.7 million arising from the Mac Direct retail channel exit are classified as follows: Cost of sales—$7.0 million; SG&A—$26.1 million; Other, net—$9.5 million; and Restructuring and asset impairment charges—$10.1 million. Cost of sales also reflects a $12.6 million inventory charge related to the planned closure of a U.S. distribution facility. In addition, $7.6 million in compensation and benefit costs associated with the CEO’s announced retirement plans and $3.5 million other are classified in SG&A. Restructuring and asset impairment charges, aside from the $10.1 million for Mac Direct, are comprised of the following: asset impairments of $21.9 million, contract termination charges of $2.8 million, and $18.4 million mainly attributable to severance and related benefits for Operation 15 headcount reduction initiatives.
(b)	2002 Charges include the following: (A) a fourth quarter pre-tax $22.2 million, or $0.17 per share, charge related to (1) a reassessment of Mac Tools' retail inventory and accounts receivable valuations as a result of a new retail control system; (2) an inventory valuation adjustment in Fastening Systems associated with recent cost estimation process improvements; (3) a fixed asset impairment related primarily to domestic plant consolidation; (B) in the second quarter, an $8.4 million pre-tax, or $0.06 per share, charge for severance and related expenses associated with selling, general and administrative reductions; and an $18.4 million pre-tax gain, or $0.06 per share, associated with the final settlement of a U.S. defined benefit plan.

2002 Special Charges also include $5.6 million pre-tax, or $0.04 per share, of accounting corrections related primarily to expense capitalization and depreciation which arose in prior years and account for the difference between earnings set forth in these financial statements and unaudited amounts included in the Company's January 24, 2003 earnings release. These costs were classified within the 2002 Consolidated Statement of Operations as follows: (i) Sales—$0.5 million; (ii) Cost of sales—$4.4 million; and (iii) Other, net—$0.7 million.

(c)	2002 results of operations include a $5.5 million income tax credit, or $0.06 per share, related to a favorable foreign tax development and $11.3 million pre-tax, or $0.09 per share, in environmental income arising from a settlement with an insurance carrier.

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